TINTAYA S.A.








                                TAX STABILITY
                                   AGREEMENT

Mr. Notary, kindly issue an Agreement of Benefits and Guarantees in your Registry of Public Documents, signed by, on the one hand, the Supreme Government (hereafter referred to as THE GOVERNMENT), duly represented by the Deputy Secretary of Mining of the Ministry of Energy and Mining and the Deputy Secretary of the Treasury of the Ministry of Economy, Finance and Trade, Messrs. Raul Musso Voulo and Guillermo Garrido Lorca Alvarez Calderon, respectively, authorized under Supreme Decree No. 044-84-EM/OGAJ dated December 28, 1984; and on the other hand by EMPRESA MINERA ESPECIAL TINTAYA SOCIEDAD ANONIMA (hereafter referred to as THE CORPORATION), Taxpayer I.D. No. 95A2551, a corporation extant and constituted under the Laws of the Republic of Peru in conformance with Supreme Decree No. 013-80-EM/DGM dated March 19, 1980 and converted into its present corporate form by Supreme Decree No. 023-81-EM/VM dated August 26, 1981, recorded in Vol. 13, Page 489, No. 1 of the Book of Corporations of the Cusco Registry of Trade and under Entry 1, Vol. 1, Page 23 of the Book of Special Mining Firms of the Registry of Natural and Legal Persons in Mining, said firm headquartered at Avenida Pardo 869 in the city of Cusco and for effects of this Agreement domiciled at Trinidad Moran Avenue 821, Lince, Lima, duly represented by its Executive President, Engr. Hernando Labartha Correa, by virtue of the Power of Attorney issued by the Board of the Corporation, which you, Mr. Notary, are hereby requested to insert herein; and with the participation of the Central Reserve Bank of Peru (hereafter referred to as "CENTRAL BANK") as provided under Sub-Articles No.
 9.2 and 9.3, duly represented by Mr. Hector Neyra Chavarri and/or Mrs. Ann Maria Tenenbaum de Realegul and/or Mr. Ricardo Morzan Leon based on documentary proof which you are also requested to insert in this Document; in accordance with the following terms and conditions:

 ARTICLE ONE:  HISTORICAL BACKGROUND

 1.1 Supreme Decree No. 014-71-EM/DGM dated September 27, 1971 created the Special Right of the State over the TINTAYA Economic and Administrative Unit which comprises the field of expired Mining Concessions, a list of which is attached as Enclosure I of this Agreement, located in the District of Yauri, Espinar Province, Department and Jurisdiction of the Regional Mining Directorate at Cusco, at an average elevation of 4,100 meters and at a distance of 250 km by road from the city of Cusco via Urcos, Yanaoca and Yauri as shown in the enclosed plan which forms an integral part of this Agreement as Enclosure II.

 Under the same Supreme Decree, said Special Right of the State was assigned to Empresa Minera del Peru (hereafter called MINERO
 PERU), commissioning the latter in accordance with Article 2 of
 its Constitution   Decree Law No. 18436 repealed by Decree Law
 No. 20035, the latter again repealed by Legislative Decree No.
 42, Minero Peru's current Constitution   to operate the
 State-owned Mining Industry in its behalf. To permit [Minero Peru] to exercise its mining activities, Article 3 of said current Constitution, as did its earlier Constitutions, defers to the General Mining Law, then known as Decree Law No. 18880 which, as does the current General Mining Law approved by Legislative Decree No. 109, empowers holders of the Special Right of the State to make use of said right in the manner regulated therein, thus allowing for the assignment of exploration and/or mining rights on the basis of the Special Rights of the State under both these laws.

 1.2 Since its creation, Minero Peru has taken part in the formation and administration of the Empresas Estatales Mineras Asociadas and the Empresas Mineras Especiales, as a result of which it was converted into the Empresa Estatal Minera Asociada

 Tintaya Sociedad Anonima   EMATINSA  , to which it assigned the
 usufruct of the aforementioned Special Right of the State, i.e. the right to perform exploration and mining operations, for the duration of its existence and in partial payment of its share in the corporate capital. This usufruct also included the actual work performed and the data obtained therefrom, as well as feasibility and basic engineering studies performed until then. This contribution remained unchanged when, in accordance with Temporary Provision Sixteen of the new General Mining Law, Legislative Decree No. 109, EMATINSA became a Special Mining Firm but continued to be a Sociedad Anonima.

 The latter is the current corporate form of the Government in accordance with Supreme Decree No. 023-81EM/VM dated August 26, 1981. By virtue of the aforementioned contribution in kind and without prejudice to Minero Peru's ownership to same, the Corporation holds title to the mining activities under the Special Right of the State.

 1.3 By Letter No. GF-0141 dated November 12, 1981 citing the provisions of Article 52 of the current General Mining Law supported by Articles 157 and 159 of the same body of law, the Corporation petitioned the Ministry of Energy and Mining to grant it a contract providing the benefits and guarantees contained in the aforementioned Articles, to allow it to initiate mining operations at the Tintaya Economic and Administrative Unit (hereafter referred to as the TINTAYA PROJECT) under the Special Right of the State.

 1.4 Under Supreme Decree No. 027-84-EM/VM dated August 24, 1984, the Regulation to the Articles referred to under 1.3, above, of the General Mining Law was approved. In its Temporary Provision Two, this Regulation sets forth that titleholders of Mining Operations may apply for the benefits offered under the aforementioned Article 157 for any project for which a permit was requested between the time Legislative Decree No. 109 took effect and the publication date of the aforementioned Regulatory Supreme Decree, and which was started during the aforementioned period, as was the case with the Corporation. The said Regulation also establishes that the work performed and/or the investments effected during the said period shall be credited to the computation of recoverable investments referred to in Article 159 of the Law, provided the activities funded by such investments were approved in accordance with the abovementioned Regulation.

 1.5 In view of the foregoing information and based on the explanations provided in the following Article, the Government, upon the signing of this Agreement and duly approved under Supreme Decree No. 044-84-EM/OGAJ, grants [the Corporation] the benefits and guarantees provided by Article 157 of Legislative Decree No. 109 for the term indicated in Article 159 of the said legal body.

 ARTICLE TWO:  BASIC ASPECTS OF THE AGREEMENT.

 The reasons on the basis of which the Government grants and signs this Agreement with the Corporation are the following:

 2.1 The project is a new mining operation of justifiable financial proportions;

 2.2  The startup of the Tintaya Project is part of the National
 Plan to Develop the Mine Production of the Country;

 2.3 Within approximately fourteen years of operation at a production rate of 8,000 metric tons per day of copper sulfide ore, the Tintaya Project will produce a positive net influx of foreign currency beneficial to the country's trade balance and its balance of payments;

 2.4 From the standpoint of its immediate impact, the startup of the Tintaya Project signifies the reactivation of the civil construction industry, the design and planning branch, and engineering supervision activities, as well as the creation of jobs in each of these industries and/or activities. From the standpoint of its impact on the region, it means the utilization of the unskilled labor pool at Cusco, Punto, Arequipa and Espinar Province which will contribute to the development of other economic activity in the region.

 2.5 From the standpoint of infrastructure, the Tintaya Project will combine the development of its own infrastructure with the existing one and/or that required for other projects;

 2.6 The Corporation has met the requirements for the signing of this Agreement set forth by law, and

 2.7 The benefits and guarantees the General Mining Law will provide will result in the complete amortization of the loans obtained for the construction and startup of the Tintaya Project within the agreed terms.

 ARTICLE THREE:  MINING RIGHTS.

 As set forth in Article 1.3, the Tintaya Project is subject to the Special Right of the State as established under Supreme Decree No. 014-71-EM/DGMJ concerning the expired Mining Concessions listed in Enclosure I, whose location is shown in Enclosure II. For the purposes of this Agreement and in accordance with Article 160 of the General Mining Law, this Special Right of the State constitutes an Economic and Administrative Unit.

 The provisions of the preceding paragraph do not prevent the Corporation from adding additional mining rights to the Tintaya Project, in which case and in the event this addition increases the reserves, these additional mining rights shall be added to the existing reserves to permit the calculation of the minimum production level required by the General Mining Law.

 ARTICLE FOUR:  INVESTMENT PLAN AND TIMEFRAME FOR EXECUTION.

 4.1 The Investment Plan details all procurement and preparatory and construction work required for the project's startup or to initiate the production process at the Tintaya Project, and also specifies the approximate minimum investment amount needed. This

 Investment Plan, which was duly authorized by the Government prior to the signing of this Instrument, forms an integral part of this Agreement as Enclosure III.


 4.2 The total timeframe for the execution of the Investment Plan covers 11 months and shall unfailingly expire on May 31, 1985, inasmuch as the Corporation, in accordance with the provisions of
 Article 1.4, began to implement it in January 1982, immediately after it filed the required application for the signing of this Agreement with the Ministry of Energy and Mining.

 In terms of the construction and [other] work already completed, this work is already included in the Investment Plan at the amounts that were actually invested. However, should it prove necessary to effect changes, they may be made both in terms of work already executed and in regard to uncompleted work, provided the final objectives of the Investment Plan remain unaffected, and provided also that in both such cases, the Corporation has previously filed an application with the Directorate General of Mines to secure approval of such changes and/or expansions, without prejudice to the express or tacit approval by the aforementioned Directorate General so that any changes and/or expansions effected may be revalidated and included in the Investment Plan.

 4.3 Among the principal efforts contained in the Investment Plan are the following:

      4.3.1 In terms of the road system, the installation of a road network by upgrading the existing and building new roads to permit the transport of materials and supplies to the Tintaya
 Project site, including an airport.

      4.3.2 Removal of approximately 20 million tons of barren rock and other materials to permit the startup of mining operations.

      4.3.3 Construction of a metallurgical ore flotation plant with a capacity to treat 8,000 metric tons per day.

      4.3.4 Construction and installation of a thermal power plant with a generating capacity of 16.5 MW, sufficient to meet the electric power needs of the mining operations as well as any additional industrial facilities and residential quarters to develop and operate the Tintaya Project.

      4.3.5 Construction of urban centers necessary to house the workers employed at the Tintaya Project. The buildings will meet current standards of housing, education and medical care.

      4.3.6 Opening an office of Industrial Relations to permit the Corporation to comply with legal standards regarding safety and hygiene and to train its workers by means of suitable and efficient activites and services.

      4.3.7 The installation and operation of private telephone and/or radio-telephone services subject to applicable legal provisions to provide communication services between the Tintaya Project site and Arequipa, Mollendo-Matarani, Cusco and Lima, as well as the installation of an automated microwave station.

 4.4 By implementing this Investment Plan, the Corporation hopes to reach a production level of approximately 150,000 metric tons per year of copper concentrates, with a 50,000 metric ton fine copper content during the investment recovery period.


 ARTICLE FIVE:  AMOUNT TO BE INVESTED IN THE TINTAYA PROJECT AND
 MANNER OF FINANCING.

 5.1 The implementation of the Investment Plan, Enclosure III, calls for a total investment of approximately US$ 333,500,000.00
 (three hundred and thirty-three million five hundred thousand
 U.S. dollars). This amount comprises the following:

 US$ 31,500,000.00 (thirty-one million five hundred thousand U.S. dollars), representing Minero Peru's non-financial contribution to the corporate capital in the form of the assignation of exploration and exploitation rights under the oft-mentioned Special Right of the State, including the import of the work already performed, as well as the previously obtained data and the feasibility and basic engineering studies up to the formation of the Corporation, and which have since been in the latter's possession.

 US$ 33,000,000.00 (thirty-three million U.S. dollars) to cover interest, financial, and legal charges generated by or deriving from loans taken during the construction period; and

 US$ 269,000,000.00 (two hundred and sixty-nine million U.S.
 dollars) representing the working capital during the same period.

 In accordance with the provisions in paragraph 3 of Article 159 of the General Mining Law and Articles 36 and 37 of Supreme
 Decree No. 027-84-EM/VH, the final total investment shall be established upon completion of the construction work.

 5.2 The financing of the Investment Plan at this time is complete, as shown in the following:

      5.2.1 US$ 100,000,000.00 (one hundred million U.S. dollars) from the Corporation's own capital previously paid in and still being paid in by its shareholders in accordance with the requirements of the Investment Plan and in conformance with the provisions of Sub-Articles 5.3, 5.4 and 5.6 of Article Five of the Public Document dated May 2, 1980 representing the Corporation's Articles of Incorporation and its Bylaws, as executed before Lima Notary Dr. Virgilio Alamora Valdez following the approval by Supreme Decree No. 013-80-EM/DGM dated March 19, 1980 of said Articles of Incorporation and Bylaws; and in accordance with Decision No. 79/84 adopted by the Corporate Board during Board Session No. 17/84 of July 3, 1994.

      5.2.2 US$ 215,000,000.00 (two hundred and fifteen million U.S. dollars) from loans the Corporation has secured from the Canadian Export Development Corporation (US$ 100,000,000.00) (one hundred million U.S. dollars) and from the Toronto Dominion International Bank Limited as agent of a Banking Syndicate (US$ 115,000,000.00) (one hundred and fifteen million U.S. dollars). These loans are guaranteed by the Government. The guarantee and the loans were approved by Supreme Decree No. 280-81-EFC dated December 7, 1981 following government approval of the terms by

 Legislative Decree No. 237 and by Decree Laws No. 22959, 23225 and 23117, of which the first two were amended and the latter was repealed by Legislative Decree No. 237.

      5.2.3 S/. 28,387,111,865 (twenty-eight billion three hundred and eighty-seven million one hundred and eleven thousand eight hundred and sixty-five Gold Soles) by way of capital contribution and formation of reserves for future capitalization compounded against the Import Tax and General Sales Tax payable on the importation of capital equipment earmarked for the development and operation of the Tintaya Project in accordance with the provisions of Legislative Decree No. 159 dated June 12, 1981, Supreme Decree No. 276-81-EFC of November 27, 1981, as well as the unanimous Shareholders Decision No. 08/83 adopted during the Extraordinary General Shareholders' Meeting No. 06/83 held on December 30, 1983.


 ARTICLE SIX:  PRODUCTION STARTUP.

 6.1 The production startup date shall be the ninetieth day of continuous operation of the Tintaya Project at 80% of the rate projected in 4.4.

 6.2 For the production startup date to be recorded as the official date, the Corporation shall make written notification to the General Mining Directorate by submitting a sworn statement within 30 calendar days following said event.

 6.3 It should be noted, however, that the production startup date of the Tintaya Project does not constitute the beginning of the investment recovery period, which will in fact begin upon the conclusion of the Investment Plan following the fiscal year after the one in which the total recoverable investment amount under the Agreement is determined.

 ARTICLE SEVEN:  TERMINATION OF INVESTMENT PLAN, AMOUNT OF
 RECOVERABLE INVESTMENTS, AND START OF RECOVERY OF FUNDS INVESTED.

 7.1  Within 90 days after the Investment Plan for the Tintaya
 Project is completed, but no later than March 31, 1985, the Corporation shall submit the following documentation to the General Mining Directorate:

      7.1.1 A Sworn Statement reporting the completion of the Investment Plan and detailing the work and acquisitions that were made, as well as the total amount financed from loans and the Corporation's own capital.

      7.1.2 Financial Statements as of the date the Project is concluded, along with enclosures or comments showing the investments and acquisitions, all of which shall be supported by reports from independent auditors.

      7.1.3  The Corporation shall also grant the General Mining
 Directorate, at the location where it maintains its books, access to any documentation that may be necessary to verify the accuracy of the information contained in the Sworn Statement.

 7.2 The General Mining Directorate may make comments pertaining only to the inclusion of investments and expenditures not contained in the Investment Plan or in its duly approved amendments or pertaining to numerical errors, and must do so within 90 days from receipt and access to the documentation discussed in 7.1.1, 7.1.2 and 7.1.3. In addition, the Directorate's comments must be substantiated, and the procedure set forth in paragraph 2 of Article 100 of the General Mining Law, Legislative Decree No. 109 shall apply. If the Directorate raises no objections, the Sworn Statement and the Financial Statements are considered automatically approved.

 7.3 The total recoverable investment amount shall first be determined at the closing of fiscal year 1985 on the basis of the amounts originally invested, by express or tacit approval of the work and acquisitions effected in implementing the Tintaya
 Project.

 At the closing of subsequent fiscal years, the recoverable investment shall be calculated by using the amount determined as
 a recoverable investment   as indicated in the preceding
 paragraph   and deducting depreciation and amortization, and by
 additionally deducting the amount that has already been recovered by following the procedure set forth in 8.2 of this Agreement.

 7.4 The recovery of the investment subject to this Agreement shall begin in fiscal year 1986, i.e. beginning with the fiscal year following the year in which the total amount of recoverable investments shall be determined in keeping with 7.3.


 ARTICLE EIGHT:  INVESTMENT RECOVERY PROGRAM AND DURATION OF
 CONTRACTUAL BENEFITS AND GUARANTEES.

 8.1 To facilitate the estimatation of the investment recuperation period as of the fiscal year following that in which, upon the conclusion of the Investment Plan, the total recoverable investment is determined, an Investment Recuperation
 Schedule is being attached as Enclosure IV and will form an integral part of this Agreement. The Schedule shows, among others, expenditures and/or assets and/or cash amounts designated for the implementation of the Investment Plan, such as infrastructure, studies, preliminary development of the mine, exploration, procurement of mine and plant equipment, facilities, buildings and other fixed assets necessary for day-to-day operations, loan interest charges, working capital, and in general all items considered investments under Article 37 of Supreme Decree No. 027-81-EM/VM.

 To this effect and in accordance with the aforementioned Article 37 and with paragraph 3 of Article 159 of the General Mining Law, the word "investment" includes all amounts capitalized during the period between the starting and completion dates of the work.

 8.2 The investment recovery period is the timespan which begins the fiscal year following that in which, upon the conclusion of the Investment Plan, the total recoverable investment amount is established, and ends on the day when the Corporation has recovered the invested sums in the manner set forth in Article 159 (paragraph 1) of the General Mining Law, i.e. by deducting income tax, INGEMMET dues and the 7% net profit share due its workers during the first seven years following production startup from gross earnings; or, in the event these first seven (7) years elapse without recovery of investment, by deducting the net shares and the capital shares due the workers in fulfillment of the Mining Compact.

 To this effect, the corporate income tax to be deducted from gross earnings shall be calculated in accordance with the provisions of Article 133 of the General Mining Law, regulated by Title I of Supreme Decree No. 027-81-EM/VM and Article 7.3 of this Agreement.

 Article 139 of the General Mining Law and paragraph 1 of Article
 39 of Supreme Decree No. 027-84-EM/VM provide that "gross earnings" are the difference between the net sale price (for domestic sales) or between the FOB value (for foreign sales), and the direct or indirect costs, without deducting applicable depreciations and amortizations therefrom.

 8.3 To determine the exact duration of this Agreement, the Corporation shall keep a Special Auxiliary Book, in which the investment currency, the total original recoverable investment amount established in accordance with 7.2 and 7.3, as well as the amount recovered with the earnings, shall be recorded from fiscal year to fiscal year as provided in 8.2.

 As indicated in the preceding paragraph, within the same timeframe as that established for filing the sworn income tax return, the Corporation shall submit a sworn statement to the General Mining Directorate which shall contain information pertaining to the recoverable investment as of the close of the fiscal year, the amount from the gross profit that was applied towards its recovery, a breakdown of how these amounts were calculated, and the balance that remains to be recovered, if applicable.

 The year in which the recoverable investment is completed, the Corporation shall, within 180 days from the last day of the month of such completion, submit to the General Mining Directorate and the Directorate of Revenues a special Sworn Statement specifying the date of the said recovery which shall be acknowledged by Supreme Resolution following verification, and countersigned by the Secretary of Energy and Mining and the Secretary of Economy, Finance and Trade.

 8.5  The Corporation shall also grant the General Mining
 Directorate and the Directorate of Revenues, at the location where it maintains its books, access to any data and records that may be needed to verify its reports.

 Without prejudice to the provision in this Agreement which requires the recording of the recoverable investment and its recovery in the Special Auxiliary Book, the Corporation's Balance Sheet shall reflect the total amount of the original recoverable investment under special memorandum accounts.

 8.6 In terms of the recoverable investment and the granting of contractual benefits and guarantees, including the lowered income tax rate provided under Article 9.5, the term of this Agreement shall begin as of the fiscal year following that in which the Investment Plan is completed and the total investment amount is approved in accordance with the provisions of Article 7, above. It shall end when the recovery of the investment has been accomplished, except for the benefit represented by the lower income tax rate, which will continue for another five (5) fiscal years following investment recovery.

 8.7 Under Article 42 of Supreme Decree No. 027-84-EM/VM, the provision in Article 8.6 applies regardless of the fact that the benefits and guarantees referred to in Article 157 of the General Mining Law are granted simultaneously with the signing of this Agreement and in view of the legal provisions applicable at the time the Agreement takes effect. These provisions remain unchanged to the Agreement beneficiary, except that a more favorable tax rate may be offered in the future. The income tax rate, however, will not be changed during the term, plus another five years after the Agreement ends, as stipulated in Article 9.7.

 ARTICLE NINE:  CONTRACTUAL GUARANTEES.

 In accordance with Article 157 of the General Mining Law and
 Article 45 of Supreme Decree No. 027-84-EM/VM, the Government hereby makes the Corporation the following guarantees for the contractual term specified in Article 8.6 and without prejudice to the tenor of Article 8.7:

 9.1 That the marketing of the Corporation's products shall be effected in accordance with the standards outlined on the subject by Chapter I of Title III of the General Mining Law and Chapter V
 of Supreme Decree No. 025-82-EM/VM   the Regulation supporting
 the aforementioned Law , i.e. that by virtue of this Agreement the Government guarantees the Corporation a free hand in the sale and export of its products from the Tintaya Project. Specifically, the Government may apply no measure which might:

    9.1.1 Restrict the Corporation's capacity to sell its products anywhere, after the Nation's domestic consumer needs have been met in accordance with the provisions referred to in the foregoing text.

    9.1.2  To halt or postpone such sales and/or exportation.

    9.1.3 To require that the Corporation sell its products in any market, whether domestic or foreign, at prices that are lower than the prices it could obtain in the international marketplace where it sells most of its exports. In this regard and in accordance with domestic consumer statistics, the Corporation is therefore authorized to export more than 80% of its total production.

    9.1.4 To require payment for such products on the basis of barters or against currencies that are not valid for international payments.

 9.2 In accordance with the provisions of Article 149 of the National Constitution and Article 157 of the General Mining Law, the Central Reserve Bank of Peru, in representation of the Executive Branch, is a participant to this Agreement and grants the mine producer the following guarantees over the term of the
 Agreement:

    a. To hold foreign currency from the sale of its products, under foreign exchange regulations in effect at the time the Agreement is signed;

    b. To not be discriminated against in matters relating to foreign exchange, and

    c. In the event the foreign currency system is deregulated, the mine producer shall be able to enjoy increased benefits over the period of such deregulation, and these benefits shall be equitably applied.

    If these benefits are cut, the mine producer shall be able to continue enjoying those in effect at the time this Agreement.

    It should be noted that the currency exchange regulations whose stability is guaranteed for the duration of this Agreement are spelled out in Decree Law No. 21953 and its amendments, and by the exchange resolutions issued by the Central Reserve Bank of Peru in accordance with the aforementioned Decree Law No. 21953 in effect at the signing of this Agreement.

 9.3 That it shall have the right to apply on its fixed assets an overall annual write-off rate of up to 20%. The Corporation may change this rate on an annual basis without requiring authorization from the Directorate General of Revenues, provided the overall annual 20% cap is not exceeded.

 9.4 In accordance with the provisions of subsection 4 of Article 157 of the General Mining Law and Article 44, paragraph 2 of the Supreme Regulatory Decree No. 027-84-EM/VM, the Corporation shall be granted a one third reduction on the total amount of Income Tax calculated by the Corporation. It should be noted that this benefit applies to the Corporation during the term of the Agreement plus an additional five (5) years [following its expiration].

 9.5 That the Corporation shall keep its books in U.S. dollars in view of the fact that, as noted in Article 9.1.3, it intends to export at least 80% (eighty percent) of its production.

 To obtain this benefit, the Corporation shall:

    9.5.1  Change its account books to U.S. dollars beginning
 with the fiscal year following that in which this Agreement takes
 effect. The changeover   to be conducted in keeping with
 applicable international accounting procedures as established by the International Commission for Accounting Standards, and accompanied by an opinion from an independent accounting firm previously approved by the General Mining Directorate at the Corporation's suggestion , shall specify that the investment amount is in historical United States dollars, without prejudice to the provisions of Decree Law No. 19039.

    9.5.2 At the closing of the fiscal year during which this Agreement is signed, two balance sheets shall be prepared, one in national currency and one in U.S. dollars. All liabilities for said business year shall be shown on the balance sheet in Gold Soles. The balance sheet in national currency must reflect the revaluations of assets and the adjustments in the amount of assets due to possible exchange rate fluctuations which may have taken place.

    9.5.3 If the term of this Agreement ends before one or more five-year periods have elapsed in which the books were kept in U.S. dollars, the Corporation shall change the accounts back to national currency beginning with the next fiscal year, and in so doing shall adhere to the same rules and authorizations referred to under Article 9.6.1.

    9.5.4 The accounting adjustments arising as a result of the conversion to U.S. dollars and to Gold Soles after the contract term, shall not be computable for Income Tax purposes.

    9.5.5 The Ministry of Economy, Finance and Trade shall issue a Supreme Decree spelling out the regulations Corporation shall observe in complying with its tax obligations. For tax payments in Gold Soles, said Decree shall establish the exchange rate that is the most favorable to the State.

    9.5.6 It is expressly pointed out that during the period the Corporation is subject to keeping its accounts in U.S dollars, it shall be prohibited from revaluing its assets.

 9.6 The Corporation shall enjoy Tax Stability, both in terms of Tintaya Project and the product it may extract therefrom, and no new or amended regulations passed after the effective date of this Agreement shall affect it in any way. The Corporation shall also enjoy, without limitation or restriction, any [new] benefits granted under general or mining industry-specific laws, except for Income Tax amendments whose effect on Tintaya Project is determined under this Agreement and shall be unalterable over the life of this Agreement plus the extra five years, including the manner in which the taxable amount is figured.

 This tax stability benefit or guarantee involves the following procedures:

      9.6.1 The mining royalties applicable to the Special Right of the State on Tintaya Project are the rates set forth in
 Article 138 of the General Mining Law, i.e. 0.04% for exploration, and 0.1% for an UIT for ore removal. Also applicable in this case are the mining royalty rates indicated in paragraph 2 of Article 138 of the General Mining Law.

      9.6.2 For the purposes of this Agreement and in accordance with Article 9.5 and 9.7 (introductory paragraph), the Income Tax and its rate scale as set forth by Legislative Decree No. 200 shall be applicable until the fifth fiscal year following the year in which the investment recovery is completed, in accordance with Article 133 of Legislative Decree No. 109 and Article 62 of Decree Law No. 200, as well as its regulations effective as of December 31, 1984.

      9.6.3 A rate of 8% for the General Sales Tax, as established under Title I of the Sole Codified Text of Legislative Decree No. 190, approved by Supreme Decree No.
 439-84-EFC.

      9.6.4 For the Special Tax established under Title III of the Sole Codified Text of Legislative Decree No. 190, approved by Supreme Decree No. 439-84-EFC, a rate of 2% as indicated in
 Article 83 and Appendix VI of the legislative decree referred to.

      9.6.5 A rate of 2.5%, payable at [the Corporation's] own expense, for the Sole Tax on Payments for Personal Services. This tax was established by Decree Law No. 19839 and its amending and regulatory provisions and applied until 1982 under the tax structure then in effect. It was restored by Legislative Decree No. 298 as of Jan. 1, 1985.

      9.6.6 The Import Surcharge created by Article 18 of Law No. 23337 and extended by Laws No. 23509 and 23724 is 10% of the CIF amount, in accordance with the provisions of Supreme Decree No. 085-83-EFC dated March 18, 1983, and extended until December 31, 1984.

      9.6.7  The contribution to the National Housing Fund,
 FONAVI, Decree Law No. 22591, which   as set forth in subsection
 c) of Article 2, which agrees with Article 25 of the same
 provision   is applicable only to workers for whom the
 Corporation is not required to furnish housing is 4%, in accordance with the provisions of Supreme Decree No. 033-79-VC.

      9.6.8  The following contributions: Social Security
 Administration of Peru, Health Care Payments according to Decree
 Law No. 22482, at a rate of 5%; National Pension Plan, Decree Law No. 19990, at a rate of 5%; and Work Injuries and Job-Related
 Illnesses, Decree Law No. 18846, at a rate of 3.6%.

      9.6.9 Duties and tariffs on importation of the tariff items listed in the enclosure in accordance with Article 6 of Supreme Decree No. 103-82-EFC, are taxable under the headings and percentage rates in effect, as listed in the aforementioned enclosure, until December 31, 1984; and the maritime shipping tax [as] established under Decree Law No. 22202 and amended by Decree Law No. 22448.

      9.6.10 The Special Tax on the supply of electric power and water established under Legislative Decree No. 163 is assessed in accordance with the following rates, calculated on the total amount paid: Electric power, 25%; Water, 10% (Article 6 of Law No. 23509).

       9.6.11 Claim registration fees at the same rate as a UIT and, if applicable, according to the classifications shown in Articles 81, 88 and 103 of the General Mining Law.

       9.6.12 The dues for the Institute of Geology, Mining and Metallurgy as provided in Decree Law No. 22631 and Decree Law No. 22401, Article 139 of Legislative Decree No. 109 and Article 107 of Law No. 23740 (Private Sector Budget Law for 1984), payable by a 1.5% deduction off net earnings.

       9.6.13  Under Article 29 of Law No. 24030, the 1985 Fiscal
 Year Budget Funding Law, the Corporation is exempt from Business
 Property Tax.

       9.6.14 The non-agricultural water use rate established in Decree Law No. 17752, General Water Law, and in accordance with the provisions of Supreme Decree No. 062-83-AG.

       9.6.15 The rate for the waste water discharge permit established under Decree Law No. 17752, General Water Law, and in accordance with the provisions of Article 207 of Supreme Decree No. 41-70-A, later amended by Article 2 of Supreme Decree No. 007-83-SA, Supreme Resolution No. 008-78-SA, Ministerial Resolution No. 0025-84-SA/DVM.

       9.6.16 Tax on Municipal Operating Permit for corporate offices in urban areas, in accordance with Decree Law No. 22834, amended by Decree Law No. 23030, at the square meter per-unit rate expressed in Gold Soles, effective as of December 31, 1983.

       9.6.17 The Regimen for Taxation and Promotional Provisions established in Title VIII of Legislative Decree No. 109, General
 Mining Law, duly regulated by Supreme Decree No. 025-82-EM/VM, is being retained.

       9.6.18 Similarly, all other taxes not listed here which are applicable as of the effective date of this Agreement shall also be applied, but always at the rates or in the proportions in effect at the time.


 ARTICLE TEN:  THE REMAINING AND/OR NEWLY ADDED LEGAL PROVISIONS.

 10.1 It is expressly pointed out that no extant or yet to be created law or regulation shall be applied to the Corporation which would directly or indirectly subvert the tax stability benefit provided under Article 9.7 (in its entirety).

 Not included herein are substitutionary taxes, in which case the provisions of the second to the last paragraph of Article 155 of Legislative Decree No. 109 shall apply.

 10.2 Similarly, no legal standards which may be passed in the future shall apply to the Corporation, which might call for the title holders of mining operations to purchase bonds or any other kind of securities, or to make advance tax or loan payments in favor of the State.


 ARTICLE ELEVEN:  INVESTMENTS NOT SUBJECT TO RECOVERY.

 11.1 Any investments made by the firm to acquire properties other than mining claims or the offices and buildings the Corporation may construct in implementing its Investment Plan, shall not be considered investments subject to recovery, and their amortization is subject to the laws in effect.

 Excluded from the preceding provision and consequently eligible as a recoverable investment, are payments and/or compensation incurred for damages or easement or use rights, and which are indispensable to the construction of the industrial facilities under this Agreement.

 11.2 In accordance with Article 159 of the General Mining Law, if the Corporation invests reinvestment reserves or investments eligible for tax benefits in the Project covered by this Agreement, the [corresponding] sums shall be deducted from the total investment and will not be included in the total recoverable investment over the term of this Agreement.



 ARTICLE TWELVE:  MINING COMMUNITY.

 In accordance with Article 6.1, the Corporation shall establish the required Mining Compact during the fiscal year following the seventh fiscal year from the production startup date at the Tintaya Project.

 In accordance with the provisions of Article 51 of Supreme Decree No. 027-84-EM/VM, which agrees with Supplemental Provision No. 3 of Decree Law No. 22333, the Corporation shall proceed as set forth in the preceding paragraph, regardless of its offering its workers a share in the firm during the first seven years, as the aforementioned supplemental provision provides.


 ARTICLE THIRTEEN: CONCESSIONS AND SUPPORT.

 13.1 To permit this Contract to be duly executed, the Government, in accordance with the legal provisions in effect, grants the Company all concessions, authorizations, permits, easements, expropriations, water rights, access rights, rights-of-way, and other support measures, provided the Company complies with the requirements set forth by Law. The Government also grants the Company all of the rights provided in Article 79 of the General Mining Law, Legislative Decree No. 109.

 13.2 Upon prior authorization by the General Mining Directorate, the Company or its authorized Contractors may build temporary facilities to accommodate the various work areas for the Tintaya Project, with the proviso that the Directorate receive advance notification of the date these structures will be removed.

 CLAUSE FOURTEEN: ACTS OF GOD OR FORCE MAJEURE
 ---------------------------------------------
     In the event that compliance with the obligations hereunder be hindered or delayed as a result of strikes, governmental acts, public disorders, uprisings, floods, earthquakes, volcanic eruptions, landslides, epidemics or other causes arising as a consequence of Acts of God or force majeure, duly evidenced in each case before the General Bureau of Mining, such hindrance or delay shall not constitute a breach of this Agreement and the term established herein for compliance with any of the obligations hereunder shall be extended for such period or periods during which the Company was unable to comply with or was forced to delay compliance with its obligations hereunder, as a result of the aforementioned causes.

CLAUSE FIFTEEN:  APPLICABLE LAW
- -------------------------------


     Any reference to Laws, Legislative Decrees, Decree Laws, Supreme Decrees, Foreign Exchange Resolutions, and other legal provisions contained herein, shall be made in accordance with the legal texts in force at the time of execution of this Agreement; however, this shall not interfere, limit or impair the rights of the Company to enjoy all the benefits provided under the General Mining Law, the law applicable to this Agreement and any future provisions passed in favor of the Mining Sector, nor shall it exempt the Company from fulfilling any of the obligations under the General Mining Law, the effective law applicable hereto or any future provisions, provided that these are not contrary to any benefits or guaranties granted under the terms hereof.

     CLAUSE SIXTEEN: INDIVISIBLE CONTRACT
     ------------------------------------
     This Agreement shall not be amended by any means implicitly accepted by the parties, by verbal agreements, or by written notices. Any amendment hereof shall be made by public deed, once the parties have agreed to such amendment and the corresponding Supreme Decree has been passed.

     CLAUSE SEVENTEEN: UNTRANSFERIBILITY
     -----------------------------------
     This Agreement may not be assigned, disposed of contributed, or otherwise transferred, without the prior authorization of the Government by means of a Supreme Decree.

     CLAUSE EIGHTEEN: TERMINATION
     ----------------------------
     In accordance with the provisions contained in the General
Mining Law, Legislative Decree 109, Article 159, Paragraph five, this Agreement shall be terminated for any of the following reasons:

     18.1. Non  compliance with the terms provided under Clauses
16 and 17.

     18.2. If the construction works specified in the Investment Plan included in Annex III hereof are not concluded by the Company within the term agreed in Clause 4.2 above, except in the event of force majeure, Acts of God and other duly justified causes.




     CLAUSE NINETEEN: DATE OF COMMENCEMENT
     -------------------------------------
     This Agreement shall be effective as of the date of subscription by the parties hereto, without prejudice to converting it into a Public Deed or registering it in the Mining
Registry.

     CLAUSE TWENTY: ADDRESS
     ----------------------
     For the purposes of this Agreement and any in or out of court notice served hereunder, the Company shall have as its address in Lima, that appearing at the introduction of this document. Any change of address shall be made in such a way that the new address is also located within the urban zone of the City of Lima, so any notices and communications sent to the previous address shall be considered validly delivered only when the Company formally advises the General Bureau of Mining, the Tax Administration and the Banco Central de Reserva of such change by a notarial letter.

     CLAUSE TWENTY-ONE: CAPTIONS
     ---------------------------
     The captions or titles of the clauses hereof are not a part of this Agreement and have been inserted only for the purpose of order and convenience.

     CLAUSE TWENTY-TWO: EXPENSES AND TAXES
     -------------------------------------
     The Company shall be solely responsible for any expenses, charges and taxes applicable to this Agreement, including a counterpart of the Official Transcript and Simple Copies thereof for the General Bureau of Mining, the Tax Administration and the Banco Central de Reserva, respectively.

     Kindly add, Mr. Notary, the clauses required by law and
forward the notices thereof to the Mining Registry, for its
appropriate registration. Executed in Lima, on December 28, 1984.
NUMBER: TWO THOUSAND SIX / KARDEX: 4444
- ---------------


PARTIAL AMENDMENT TO THE BENEFIT AND GUARANTY AGREEMENT ENTERED
- ---------------------------------------------------------------
INTO BY AND BETWEEN THE GOVERNMENT OF PERU AND EMPRESA MINERA
- ---------------------------------------------------------------
ESPECIAL TINTAYA SOCIEDAD ANONIMA, WITH THE PARTICIPATION OF
- ----------------------------------------------------------------
BANCO CENTRAL DE RESERVA DEL PERU
- ---------------------------------

     In the City of Lima, on December 9, 1986, before me, Carlos
Augusto SOTOMAYOR BERNOS, Attorney-Notary in and for Lima, appeared:

     Roger AREVALO RAMIREZ, a Peruvian citizen, married, economist, identified by Military Card 22340945, Voter's Registration Card 09083969, with residence for the purposes hereof at the Ministry of Energy and Mines, in his capacity as Vice Minister of Mines of the Ministry of Energy and Mines; and Jorge Luis ORDONEZ ORTIZ, a Peruvian citizen, married, identified by Military Card 22113747, Voter's Registration Card 08238908, a voter in the last Municipal elections held in the country, with residence for the purposes hereof at the Ministry of Economy and Finance, said to be Vice Minister of Finance of the Ministry of Economy and Finance, both of them acting for and on behalf of the Government of Peru, according to the authorization granted to them by means of Supreme Decree 034-85-EM/OGAJ dated November 28, 1985, which shall be inserted herein, and being also certified that the Preliminary Deed which gives rise to the Public Deed bears the signature of Leonel FIGUEROA RAMIREZ; Rolando SANCHEZ VERDEGUER, a Peruvian citizen, divorced, engineer, identified by Military Card 248385-47, Voter's Registration Card 08261780, a voter in the last Municipal elections held in the country, with residence for the purposes hereof at Jiron Trinidad Moran 821, Lince, acting on behalf of "EMPRESA MINERA ESPECIAL TINTAYA SOCIEDAD ANONIMA", with Taxpayer's Card 95A2551, registered under Entry 1, Page 489, Volume 13, of the Register of Companies of Cusco, and Entry 1, Page 25, Volume 1, of the Index of Special Mining Corporations of the Mining Registry of Individuals and Companies of the Mining Registry, with usual residence at Av. Pardo 869, City of Cusco, and with residence for the purpose hereof at Jiron Trinidad Moran 821, Lince, duly authorized by Power of Attorney granted by the Board of Directors, which shall be inserted herein.

     Ricardo MORZAN LEON, a Peruvian citizen, married, official, identified by Military Card Bb-53-00127, Voter's Registration Card 06622384, a voter in the last Municipal elections held in the country, with residence for the purposes hereof at Jiron Antonio Miro Quesada 441, Lima; and Ana Maria TENEMBAUN DELGADO DE REATEGUI, a Peruvian citizen, married, executive officer, identified by Voter's Registration Card 07731154, a voter in the last Municipal elections held in the country, with residence for the purposes hereof at Jiron Antonio Miro Quesada 441, Lima; both of them acting on behalf of BANCO CENTRAL DE RESERVA DEL PERU, with Taxpayer's Card 9929835, with residence at Jiron Antonio Miro Quesada 441, Lima, duly authorized by the corresponding certificate which is inserted herein.

     The individuals appearing before me are of legal age, capable of entering into contracts and fluent in Spanish, and have complied with the provisions contained in Articles 38 to 41 of the Notaries' Act, to which I attest, whereupon I was given a signed Preliminary Deed to be converted into a Public Deed, which I have filed in the respective docket under its serial number, and which literally reads as follows:

                           PRELIMINARY DEED 1458
                           ---------------------

     MR. AUGUSTO SOTOMAYOR, ATTORNEY - NOTARY IN AND FOR LIMA

     Kindly enter in your Register of Deeds one evidencing the Partial Amendment to the Benefit and Guaranty Agreement entered into by and between the GOVERNMENT OF PERU, acting by and through Roger AREVALO RAMIREZ and Leonel FIGUEROA RAMIREZ, Vice Minister of Mines of the Ministry of Energy and Mines and Vice Minister of Finance of the Ministry of Economy and Finance, respectively, duly authorized by Supreme Decree 044-84-EM/OGAJ dated December 28, 1984, as partially amended by Supreme Decree 018-85-EM/OGAJ dated May 24, 1985, hereinafter referred to as the GOVERNMENT, as party of the first part; and, as party of the second part, EMPRESA MINERA ESPECIAL TINTAYA SOCIEDAD ANONIMA, with Taxpayer's Card 95A2551, with usual residence at Av. Pardo 869, Cusco, and with residence for the purpose hereof at Jiron Trinidad Moran 821, Lince, Lima, hereinafter referred to as the COMPANY, acting by and through its President Rolando SANCHEZ VERDEGUER, duly authorized by Power of Attorney granted by the Board of Directors of the COMPANY, which you should kindly insert herein; and with the participation of BANCO CENTRAL DE RESERVA DEL PERU, acting by and through Hector NEYRA CHAVARRI and/or Ana Maria TENEMBAUM DE REATEGUI and/or Ricardo MORZAN LEON, in accordance with a certificate which should also be inserted herein, hereinafter referred to as BANCO CENTRAL, under the following terms and conditions:

     ONE: By Decree Supreme 044-84-EM/OGAJ dated December 28,
1984, the Benefit and Guaranty Agreement comprising 22 Clauses and 4 Annexes and entered into by and between the GOVERNMENT and the COMPANY, was duly approved.

     SECOND: According to Clause Four, point 4.2 of the aforementioned Agreement, the total term for the execution of the Investment Plan was established as forty one (41) months and expired on May 31, 1985; moreover, under Clause Seven, point 7.1 of said Agreement, the COMPANY was responsible for submitting relevant information and documentation to the General Bureau of Mining, within ninety (90) days following the date of conclusion of the execution of the TINTAYA PROJECT INVESTMENT PLAN, counted as of May 31, 1985.

     THIRD: As provided by Article 155 of the General Mining Law, the parties hereto agree to amend Clause Four, point 4.2, first paragraph and Clause Seven, point 7.1, first paragraph, to read as follows:

     4.2. The term for the execution of the INVESTMENT PLAN shall be forty eight (48) months and shall irrevocably expire on December 31, 1985, since the COMPANY, as provided in point 1.4, commenced execution in January 1982, immediately after submitting to the Ministry of Energy and Mines the application for subscribing this Agreement.

     7.1. Within ninety (90) days following the date of completion of the TINTAYA PROJECT INVESTMENT PLAN, counted as from no later than December 31, 1985, the COMPANY shall submit to the General Bureau of Mining the following: (...)

     FOURTH: All the other provisions of the Benefit and Guaranty
Agreement entered into by the parties as of December 28, 1984, shall remain unchanged.

     Kindly add, Mr. Sotomayor, the Clauses required by law and forward the respective notices to the Mining Registry, for their appropriate registration.

     Lima, November 29, 1985.

     Signed by: Rolando SANCHEZ V.; Roger AREVALO R.; Leonel
FIGUEROA R.; Ana Maria TENEMBAUM DE REATEGUI; Ricardo MORZAN
LEON.

     This Preliminary Deed has been authorized by Luis F.
PANIZO URIARTE, Attorney, Bar Association of Ica 9101.

                                  INSERT
                              SUPREME DECREE

Seal: " ERTIFIED COPY. Raul GAMARRA UGAZ, Secretary General of the Ministry of Energy and Mines. One signature."

THE REPUBLIC OF PERU - SUPREME DECREE 044-84-EM/OGAJ
THE PRESIDENT OF THE REPUBLIC -

     WHEREAS:
     - Empresa Minera Especial Tintaya S.A. is developing the
Tintaya Ore Deposit located in the District of Yauri, Province of
Espinar, Department of Cusco;

     - The Tintaya Project implies an investment of approximately US$330 000 000 (Three Hundred and Thirty Million US Dollars), in order to obtain a production of around 8 000 MT/DAY of Copper Sulphide Ore for an approximate period of fourteen (14) years.

     - In accordance with Legislative Decree 109, Article 157, General Mining Law, and with the purpose of promoting the investment and securing the financing of mining projects whose minimum initial capacities are 5 000 MT/DAY, the Executive is hereby authorized to enter into agreements aimed at securing the Tax Benefits conferred under the aforementioned Law;

     Therefore, considering the report prepared by the General
Bureau of Mining and as provided by Article 45 of Supreme Decree
027-84-EM/VM dated August 24, 1984, with the approval of the Council of Ministers, DOES HEREBY DECREE:

     ARTICLE 1: To approve the Benefit and Guaranty Agreement to be entered into by and between the State and Empresa Minera
Especial Tintaya S.A., which comprises 22 Clauses and Annexes 1,
2, 3 and 4;

     ARTICLE 2: To authorize the Vice Minister of Mining of the
Ministry of Energy and Mines and the Vice Minister of Economy of the Ministry of Economy, Finance and Trade, to subscribe the Benefit and Guaranty Agreement on behalf of the State.

     ARTICLE 3: This Supreme Decree shall be countersigned by the

Ministry of Economy, Finance and Trade and the Ministry of Energy and Mines.

     Given in the House of Government, in Lima, on December 28,1984. (signed) Fernando Belaunde Terry, President of the Republic

(signed)  Jose Benavides Munoz, Minister of Economy, Finance and Trade

(signed)  Juan Inchaustegui Vargas, Minister of Energy and Mines

CERTIFIED COPY.- (signed) Raul GAMARRA UGAZ, Secretary General of the
                 Ministry of Energy and Mines

Seal at the margin: "Luis PANIZO URIARTE, Attorney, Managing
Director of the Legal Advisory Department. One signature."

Seal: "MINISTRY OF ECONOMY, FINANCE AND TRADE. LEGAL ADVISORY DEPARTMENT."

                                  INSERT
                         ADDITIONAL SUPREME DECREE

Seal: CERTIFIED COPY. (signed) Saturnino BERROSPI MENDEZ,
Secretary General of the Ministry of Energy and Mines.

THE REPUBLIC OF PERU - National Coat-of-Arms.

SUPREME DECREE 034-85-EM/OGAJ

     WHEREAS:

     - Under Supreme Decree 044-84-EM/OGAJ dated December 28,
1984, the Benefit and Guaranty Agreement to be entered into by and between the State and Empresa Minera Especial Tintaya S.A.
was approved;

     - Due to technical and financial reasons, the production levels estimated for February 1985 have not been attained, it being necessary therefore, to extend the term established in the Investment Plan of the Agreement until December 31, 1985;

     In accordance with Article 45 of Supreme Decree 027-84-EM/VM dated August 24, 1984, with the approval of the Council of Ministers, THE PRESIDENT OF THE REPUBLIC DOES HEREBY DECREE THAT:

     ARTICLE 1: The amendment be approved to the Benefit and Guaranty Agreement entered into by and between the State and Empresa Minera Especial Tintaya S.A., on December 28, 1984, and approved by Supreme Decree 044-84-EM/OGAJ dated December 28, 1984, under the terms of the agreement to be made by the parties thereto and enclosed herewith, which comprises four (4) Clauses;

     ARTICLE 2: The Vice Minister of Mining of the Ministry of Energy and Mines and the Vice Minister of Finance of the Ministry of Economy and Finance, be authorized to subscribe on behalf of the State the Amendment to the Benefit and Guaranty Agreement as referred to above.

     ARTICLE 3: This Supreme Decree shall be countersigned by the Minister of Economy and Finance and the Minister of Energy and Mines.

     Given in the House of Government, in Lima, on November 28,
1985. Three illegible signatures.

Illegible signature at the margin.- Seal: "Ministry of Energy and Mines, Legal Advisory Department."

                                  INSERT
                            SUPREME RESOLUTION

Seal: CERTIFIED COPY. (signed) Saturnino BERROSPI MENDEZ,
Secretary General of the Ministry of Energy and Mines.

 THE REPUBLIC OF PERU - National Coat-of-Arms.

     SUPREME RESOLUTION 248-85-EM

     Lima, July 29, 1985      WHEREAS:

     - It is necessary to appoint an officer to act in the capacity of Vice Minister of Mines of the Ministry of Energy and Mines;

     THEREFORE, in accordance with Legislative Decree 217,
Article 2, paragraph (8), The Executive Act, IT IS HEREBY
RESOLVED:

     SINGLE ARTICLE: To appoint Roger AREVALO RAMIREZ, as Vice
Minister of Mines of the Ministry of Energy and Mines, in force as of this date.

     LET IT BE SO REGISTERED AND PUBLISHED.

     SIGNATURE OF THE PRESIDENT OF THE REPUBLIC.

(signed) Wilfredo HUAITA NUNEZ, Minister of Energy and Mines

                                  INSERT
                        ANOTHER SUPREME RESOLUTION

Seal: CERTIFIED COPY. (signed) Victor Manuel LOPEZ ROSSI, Secretary General of the Ministry of Economy and Finance.

THE REPUBLIC OF PERU - National Coat-of-Arms.

     SUPREME SUPREME RESOLUTION 530-85-EF/43.40

     Lima, December 15, 1985

     WHEREAS:

     - It is necessary to appoint an officer to act in the capacity of Vice Minister of Finance;

     THEREFORE, in accordance with Legislative Decree 217,
Article 2, paragraph (8), IT IS HEREBY RESOLVED:

     To appoint Jorge ORDONEZ ORTIZ, as Vice Minister of Finance of the Ministry of Economy and Finance, in force as of this date.

     LET IT BE SO REGISTERED AND PUBLISHED.

     SIGNATURE OF THE PRESIDENT OF THE REPUBLIC.
(signed) Luis ALVA CASTRO, Minister of Economy and Finance


                                  INSERT
                              CERTIFIED COPY

     I, Carlos Augusto SOTOMAYOR BERNOS, Attorney - Notary in and for Lima, DO HEREBY CERTIFY THAT:

     The "Minutes Book of the Board of Directors", of "EMPRESA MINERA ESPECIAL TINTAYA S.A.", duly organized and existing under the laws of the Republic of Peru has been produced before me, has been properly certified before the Clerk of the Common Pleas Court, Marco A. ESPINOZA RAMOS, and registered in the Court records under entry 3697, on July 17, 1985; I FURTHER CERTIFY that the Minutes of Meeting 04/86 are inserted therein from pages 097 to 113, its relevant parts being as follow:

EMPRESA MINERA ESPECIAL TINTAYA S.A.

Meeting        :    04/86
Date           :    March 7, 1986
Opening Time   :    12.00
Closing Time   :    18.00
Place          :    Trinidad Moran 821, Lince
Quorum         :    As provided for in the bylaws.
ATTENDANTS:
Chairman       :    Rolando SANCHEZ VERDEGUER
Vice Chairman  :    Vicente OLCINA GARCIA
Directors      :    Mario MESIA PRIALE, Alejandro LOPEZ ASHTON,
                    Alberto ENCINAS FERNANDEZ
Official       :    Artemio DE LA VEGA MUNOZ, General Manager
Secretary      :    Monica BERAUN MCKINLAY
(...)
E. AGENDA
(...)

     4. The authorization of Rolando SANCHEZ VERDEGUER.

     WHEREAS:

     - By Supreme Decree 044-84-EM/OGAJ dated December 28, 1984, the Benefit and Guaranty Agreement entered into by and between the State and Empresa Minera Especial Tintaya S.A. was approved;

     - Said Agreement was properly converted into a Public Deed on July 6, 1985, and written up before Notary Augusto SOTOMAYOR, and was duly registered under Entry 19, Card 1025, Index of Special Mining Corporations of the Mining Registry;

     - In accordance with the Minutes of November 29, 1985, the
Benefit and Guaranty Agreement has been partially amended, in Clause Four, point 4.2, first paragraph and in Clause Seven, point 7.1, first paragraph.

     - Such amendments must also be converted into a Public Deed, it therefore being necessary to authorize Rolando SANCHEZ
VERDEGUER, Chairman of the Board of Directors of Tintaya S.A., to sign the Public Deed of partial amendment to the aforementioned
Agreement.

     THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RESOLVED:
     RESOLUTION 010/86

     1. To authorize Rolando SANCHEZ VERDEGUER so that in his capacity of Chairman of the Board of Directors of Empresa Minera
Especial Tintaya S.A., he may sign the Public Deed of partial amendment to the Benefit and Guaranty Agreement.

     2. To exempt this Resolution from inclusion in the process of reading and signing the Minutes.

     THERE BEING NO FURTHER BUSINESS TO TRANSACT, THE MEETING WAS
ADJOURNED.

Six illegible signatures.

     Thus and more appears in the original Minutes which have been produced before me and to which reference can be made if necessary. I attest.

     Lima, December 9, 1986
- - (signed) Carlos Augusto Sotomayor, Notary in and for Lima


                                  INSERT
                                CERTIFICATE

     "I, Jorge Ramon ABASOLO ADRIANCEN, Secretary General of the Banco Central de Reserva del Peru, in view of the power vested in me by Article 118 of the Bank's Organic Law, DO HEREBY CERTIFY
THAT:
     In Minutes 3214 of the meeting of the Board of Directors held on Monday, September 1, 1986, with the attendance of Directors Leonel FIGUEROA RAMIREZ (Chairman), Luis P. RODRIGUEZ VILDOSOLA, Carlos CAPUNAN MINDELA, Jorge Luis ORDONEZ ORTIZ, Juan CANDELA GOMEZ DE LA TORRE, and Luis GUILFO ZENDER, there appears a resolution which reads as follow:

     AMENDMENT TO THE BENEFIT AND GUARANTY AGREEMENT ENTERED INTO
WITH EMPRESA MINERA ESPECIAL TINTAYA S.A.

     The Secretary General read document 0533-A regarding the intervention of Banco Central de Reserva del Peru in the Amendment to the Extended Benefit and Guaranty Agreement entered into by and between the Government of Peru and Empresa Minera
Especial Tintaya S.A., and approved by Supreme Decree
034-85-EM/OGAJ dated November 25, 1985.

     Upon analyzing the arguments contained in said document and there being no lawful impediment thereto, the Board of Directors resolved to approve the participation of Banco Central de Reserva del Peru in the Partial Amendment to the Benefit and Guaranty Agreement made with Empresa Minera Especial Tintaya S.A., in accordance with the provisions of Clause 9, 9.2, which read as follow:

     9.2. Banco Central de Reserva del Peru shall participate acting for and on behalf of the Executive, as provided by Article 149 of the Political Constitution of the State and Article 157 of the General Mining Law, in order to grant the following guaranties in favor of the mining producer during the term of the
Agreement:

     a) To have foreign currency available from the proceeds of the sale of its products, in accordance with the foreign exchange regulations in force at the time of execution of the Agreement;

     b) To enjoy a non discriminatory treatment in foreign exchange matters; and

     c) In the event that the foreign currency system is decontrolled and while these conditions are in force, the mining producer may be entitled to greater benefits as long as these benefits are also maintained for other parties. If such benefits are eliminated, the miner producer shall maintain those legally in force at the time of execution of the Agreement. It is expressly understood that the foreign exchange regulations, the validity of which is guaranteed during the term of the Agreement, are those provided under Decree Law 21953, as amended, and the Foreign Exchange Resolutions issued by the Banco Central de Reserva del Peru, in accordance with the aforementioned Decree Law 21953, in force at the time of execution of the Agreement."

     The Board of Directors designated the Assistant General
Manager, Henry BARCLAY REY DE CASTRO, and Managers Ana Maria
TENEMBAUM DE REATEGUI and Ricardo MORZAN LEON, so that any two of them may sign herein.

     Moreover, the Board of Directors exempted this resolution from inclusion in the process of reading and signing the Minutes.

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